SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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CELERITEK, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Celeritek Board Urges Yes Vote on June 3rd

SANTA CLARA, Calif., June 2 — Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for defense applications and commercial communications networks, will hold a Special Meeting of Shareholders tomorrow, June 3, 2005 at 10:00 am at its headquarters at 3236 Scott Blvd., Santa Clara CA 95054.

The Company has previously sent proxy material for the Special Meeting to all shareholders of record as of April 27, 2005. The Board of Directors of Celeritek has recommended that shareholders vote FOR all of the proposals under consideration.

Since approval of each of the Proposals requires the affirmative vote of a majority of the outstanding shares, every shareholder’s vote is important, no matter how many or how few shares they may own. All shareholders are urged to, please sign, date and return their proxy card today.

IMPORTANT NOTE: If you hold your shares through a bank or broker, you can vote by telephone, or via the Internet.

If you have any questions, or need assistance in voting your shares, please call Margaret Smith at 408-330-1297.

Additional Information

This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Celeritek has filed a Form 8-K with the SEC containing the terms of the asset purchase agreement and has mailed a proxy statement to shareholders of Celeritek in connection with the proposed sale of assets and dissolution. Shareholders of Celeritek are urged to read the proxy statement and any other relevant documents filed with the SEC because they contain important information. Investors and security holders may obtain a free copy of these materials and other documents filed with the SEC at www.sec.gov. A free copy of the proxy statement may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara CA 95054, Attn.: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Celeritek at www.celeritek.com. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of Celeritek in connection with the transaction, and their direct and indirect interest, by security holders or otherwise, in the solicitation, is set forth in a proxy statement that has been filed by Celeritek with the SEC.

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